Exhibit 107

CALCULATION OF FILING FEE TABLES

AMENDMENT NO. 1 TO

FORM F-3

(Form Type)

TAOPING INC.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	-	-		-	-		-	-	-	-	-
Fees Previously Paid	Equity	Ordinary Shares, no par value	-		(1)(2)	-	-
	Debt	Debt Securities	-		(1)(2)	-	-
	Other	Warrants	-		(1)(2)	-	-
	Other	Rights	-		(1)(2)	-	-
	Other	Units	-		(1)(2)	-	-
	Unallocated (Universal) Shelf	-	Rule 457(o)	-		-	$31,529,997.50	$92.7	$2,922.83
Carry Forward Securities
Carry Forward Securities	Equity	Ordinary Shares, no par value	-	-		-	-			-	-	-	-
	Debt	Debt Securities	-	-		-	-			-	-	-	-
	Other	Warrants	-	-		-	-			-	-	-	-
	Other	Units	-	-		-	-			-	-	-	-
	Unallocated (Universal) Shelf	-	Rule 457(o)	-		-	$68,470,002.50	$121.20	-	F-3	333-229323	February 11, 2019	$8,298.56
	Total Offering Amounts						$100,000,000
	Total Fees Previously Paid								$2,922.83
	Total Fee Offsets								$0
	Net Fee Due								$0

(1)

There are being registered hereunder such indeterminate (a) number of ordinary shares, (b) principal amount of debt securities, (c) number of warrants to purchase ordinary shares or debt securities; (d) number of rights to purchase ordinary shares, debt securities or other securities, and (e)number of units, as shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate number of ordinary shares and debt securities as may be issued upon conversion, exercise or exchange of convertible, exercisable or exchangeable securities being registered hereunder or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II.C. of Form F-3 under the Securities Act.